EMPLOYMENT AGREEMENT

      AGREEMENT dated as of October 1, 1998 by and between CSL Lighting Manufacturing, Inc., a Delaware corporation ("CSL" or the "Company") and Mark Allen residing at 29 Loring Drive, Norwell, Massachusetts 02061 ("Allen").

      WHEREAS, Allen is currently the Chief Executive Officer of CSL; and

      WHEREAS, the Company desires to assure itself of the benefit of Allen's services and experience for a period of time; and

      WHEREAS, Allen is willing to enter into an agreement to that end with the Company upon the terms and conditions herein set forth.

      NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

      1. Employment. CSL hereby employs Allen as its Chief Executive Officer and and Allen hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

      2. Duties and Responsibilities. Allen shall be the Chief Executive Officer of CSL during the Employment Term (as defined below). Allen shall report to and be subject to the direction of the Board of Directors (the "Board") of CSL and Allen shall perform such duties as may be assigned to him from time to time by the Board; provided, that such duties shall be of a nature consistent with the dignity and authority of the positions of Chief Executive Officer. During the Employment Term Allen shall, subject to the Company's vacation policy, devote substantially all of his normal business time and attention to the businesses of CSL and
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its subsidiaries and affiliates and shall perform such duties in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of CSL and its subsidiaries and affiliates. Nothing contained in this Agreement shall be deemed to prohibit Allen from devoting a nominal amount of his time to his (and his family's) personal investments, provided, however, that, in case of conflict, the performance of Allen's duties under this Agreement shall take precedence over his activities with respect to such investments.

      3. Term. The Term of this Agreement shall commence on the date hereof and shall continue until September 30, 2003, unless terminated prior thereto in accordance with the terms and provisions hereof (the "Employment Term").

      4. Compensation. CSL shall pay to Allen a salary at the rate of $175,000 per year, payable in such manner as CSL shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Allen. Allen's annual salary may be increased during the Employment Term in the sole discretion of the Board.

      5. Bonus. In addition to the compensation provided for in Paragraph 4 of this Agreement, Allen shall during the Employment Term participate in the Company's then existing and effective profit sharing and bonus plans. Furthermore Allen shall receive such other bonuses as determined in the sole discretion of the Board. Any bonuses shall be paid in such manner as the parties mutually agree.

      6. Principal Office. Without Allen's consent, CSL shall not require Allen to maintain his principal office in any location other than Massachusetts.


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      7. Expenses and Benefits.

            (a) CSL shall, consistent with CSL's policy of reporting and reimbursement of business expenses, reimburse Allen for such other ordinary and necessary entertainment and business related expenses as shall be incurred by Allen in the course of the performance of his duties under this Agreement.

            (b) CSL recognizes that Allen will be required to incur significant travel in rendering services to CSL hereunder and in connection therewith CSL shall during the Employment Term provide Allen with a automobile allowance of $900 per month which the parties agree shall be used to pay all of the expenses associated with the operation of an automobile including, without limitation, maintenance, repair and insurance costs.

            (c) Allen shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to executive officers of CSL which shall be consistent with the programs and benefits currently offered to Allen.

            (d) Allen shall be entitled to use of the Company's corporate apartment while providing services hereunder in the state of California and the Company shall otherwise reimburse Allen for all ordinary and necessary reasonable expenses in connection with his provision of services away from his home.

      8. Termination.

            (a) CSL shall have the right to terminate this Agreement for disability in the event Allen suffers any illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred and eighty (180) consecutive days in any one calendar year upon CSL giving at least thirty (30) days written


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

notice of its intention to so terminate. If Allen shall resume his duties hereunder within thirty (30) days following the receipt of such notice and shall perform such duties for forty (40) days of the next sixty (60) consecutive days thereafter, the Employment Term shall continue without interruption and such notice of intention to terminate shall have no further force or validity.

            (b) This Agreement shall terminate upon the death of Allen, except that Allen's salary shall be payable to his estate for one hundred eighty (180) days thereafter, together with all accrued bonuses and outstanding unreimbursed expenses.

            (c) CSL may terminate this Agreement at any time with Reasonable Cause upon five (5) days written notice to Allen. "Reasonable Cause" means (i) conviction of a crime involving moral turpitude; (ii) Allen having engaged in any activity in competition with CSL, without CSL's consent; (iii) Allen having divulged any secret or confidential information of a material nature belonging to CSL, without CSL's consent, except as required by law; (iv) Allen's dishonesty or misconduct that is damaging or detrimental to CSL in any material respect; or (v) Allen's breach of any material term of this Agreement; provided, however, that notice under this provision shall not be effective unless Allen shall have first received written notice from CSL of the specific acts or omissions alleged to constitute a breach of any material term of this Agreement, and such breach continues unremedied for a period of fifteen (15) days after such notice.

            (d) If either (i) a third person, including a "group" as defined in
Section 13(d) (3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of CSL having 45% or more of the total number of votes that may be cast for the election of directors of CSL or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the


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

foregoing transactions (a "Transaction"), the persons who were directors of CSL before the Transaction shall cease to constitute a majority of the Board or the Board of Directors of any successor to CSL and following such Transaction (a) Allen's duties and responsibilities are modified in a material respect in a manner inconsistant with the dignity and role of a senior executive officer, or
(b) the Company breaches a material provision of this Agreement, which remains uncured for ten (10) business days following written notice thereof; then and in such event for a period of one hundred and twenty (120) days following the occurrence of such events Allen may elect to terminate this Agreement upon five
(5) days prior written notice to CSL and upon such termination Allen shall be entitled to receive, in addition to any other payments due to Allen pursuant to this Agreement, a severance payment equal to the greater of (a) $200,000, or (b) the compensation due to Allen for the balance of the Employment Term.

      9. Non-Competition. Allen covenants and agrees that during his employment hereunder and for a period of one years after his employment hereunder is terminated, he will not, without the prior written consent of CSL, (a) compete with the business of CSL or any of its subsidiaries or affiliates and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of CSL or any of its subsidiaries or affiliates; provided, however, that Allen may own up to two percent of the capital stock of any publicly traded corporation in competition with the business of CSL or any of its subsidiaries or affiliates if the fair market value of such corporation's outstanding capital stock exceeds $100 million, and
(b) divert, take away, interfere with or attempt to take away any present or former employee or customer of CSL or


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any of its subsidiaries or affiliates. The provisions of this Section 9 shall no longer be applicable if Allen's employment is terminated by CSL (other than for cause) or by Allen pursuant to the provisions of Section 8(d) hereof during the Employment Term. In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Allen acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Allen to comply with the covenant, the Company would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

      10. Confidential Information. Allen recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of CSL including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of CSL. Except in the ordinary course of business or as required by law, Allen shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information which are not otherwise in the public domain to any person, firm, corporation or other entity for any reason whatsoever. In addition, Allen specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that CSL Lighting Manufacturing, and the Company, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.


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

      11. COBRA. In the event of Allen's death during the term of this Agreement, CSL shall make all COBRA medical premium payments for Allen's family for the three year period following his death.

      12. Opportunities. During his employment with CSL, Allen shall not take any action which might divert from CSL or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present or future businesses of CSL or any of its subsidiaries or affiliates.

      13. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Allen hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in party by Allen. This Agreement shall not be amended except by a written instrument duly executed by CSL and Allen.

      14. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extend of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

      15. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified


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

mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to CSL
      addressed to:           CSL Lighting Manufacturing, Inc.,
                              27615 Avenue Hopkins
                              Valencia, California  91355-3493
                              Attn: Chief Executive Officer

      with a copy to:         Morse, Zelnick, Rose & Lander, LLP
                              450 Park Avenue
                              New York, New York 10022
                              Attn: Kenneth S. Rose, Esq.

      If to Allen
      addressed to:           Mark J. Allen
                              29 Loring Drive
                              Norwell, Massachusetts  02061

or at such other address as the one party shall specify to the other party in writing.

      16. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

      18. Arbitration. Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in Los Angeles, California under the rules and regulations of the American Arbitration Association. Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


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

                                    CSL LIGHTING MANUFACTURING, INC.


                                    By:
                                       -----------------------------------------
                                        Michael Smith, Chairman
                                        Compensation Committee of the
                                        Board of Directors


                                    ------------------------------------------
                                    Mark J. Allen


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